Exhibit 99.1

PRESS RELEASE

Investor Relations Contact:

Investor Relations

Embarcadero Technologies

Investor@Embarcadero.com

415/834-3131 X 282

EMBARCADERO TECHNOLOGIES, INC. ANNOUNCES

RETIREMENT OF STEPHEN R. WONG

AS CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT

San Francisco, CA, January 11, 2007 – Embarcadero Technologies, Inc. (NASDAQ: EMBT) today announced that Stephen R. Wong, its Chairman, Chief Executive Officer and President, is retiring from the Company and resigning from the Board of Directors effective January 12, 2007. The Board of Directors of the Company has commenced a search to fill the permanent position of Chief Executive Officer.

The Company also announced that the Board of Directors has formed a Management Oversight Committee to assist the Company’s management team on business and operational matters until a new Chief Executive Officer is appointed. The executive management team will work closely with this Management Oversight Committee to ensure a smooth transition. The members of the Management Oversight Committee are Timothy C.K. Chou and Samuel T. Spadafora.

“After thirteen years with Embarcadero, I have decided that it is the appropriate time for me to step down,” said Mr. Wong. “The Company’s core businesses are strong, its products are leaders in our markets, and the Company’s cash position is very positive. Tim and Sam have considerable experience in the software industry, and I am confident that they will work effectively with the executive management team until a new Chief Executive Officer is selected,” Mr. Wong said.

The Company also announced today that the ongoing review by the Audit Committee of the Company’s stock option grant practices is continuing and is expected to be completed within 60 to 90 days.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (NASDAQ: EMBT) is a leading provider of strategic data management solutions that help companies to improve the availability, integrity, accessibility, and security of corporate data. Nearly 12,000 customers, including 97 of the Fortune 100, rely on Embarcadero Technologies solutions to maximize their return on corporate data assets and to meet the challenges of explosive data growth, escalating data security requirements, and complex, multi-platform data environments. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131 or visit www.embarcadero.com.

Forward- Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with non-compliance with NASDAQ listing requirements and the possible delisting of our securities, the ability of the Audit Committee to complete its review, any findings or restatements resulting from such review and fluctuations in quarterly results and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company does not intend to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.